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                                                                     EXHIBIT 4.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                              OF TEGAL CORPORATION


It is hereby certified that:

1. The name of the Corporation (hereinafter called the "Corporation") is Tegal Corporation.

2. The Certificate of Incorporation is hereby amended by striking out the first sentence of Article FOURTH thereof and by substituting in lieu of said sentence the following new sentence:

                  "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Five Million shares, comprised of One Hundred Million (100,000,000) shares of Common Stock, with a par value of One Cent (U.S. $0.01) per share, and Five Million (5,000,000) shares of Preferred Stock, with a par value of One Cent (U.S. $0.01) per share.

3. The amendment of the Certificate of Incorporation herein certified was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Amendment was 16,099,949 shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

     IN WITNESS WHEREOF, Tegal Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of September 9, 2003.

                                        /s/ Michael L. Parodi
                                        ------------------------------------
                                        Michael L. Parodi
                                        President and Chief Executive Officer